Monthly Report - April 30, 2013

TriView Global Fund, LLC

The Net Asset Value of a unit as of April 30, 2013 was   $655.11    down    -1.68% from $666.32 last month.

STATEMENT OF CHANGES IN NET ASSET VALUE

Current Period

Year To Date

Net Asset Value (2,088.075 units) at March 31, 2013

$

1,343,814.68    $

779,573.69

Addition of 0 units on April 01, 2013

-

742,979.04

Redemption of 98.615 units on April 30, 2013

(64,122.03)

(197,585.46) Net income (loss)

(23,095.71)

(45,274.62)

Ending Net Asset Value (2,016.770 units) at April 30, 2013

Net Asset Value per Unit at April 30, 2013

$

1,256,596.94    $

$

655.11

1,279,692.65

STATEMENT OF INCOME AND (LOSS)

Income:

Gain (loss) on trading of commodity futures:

Current Period

YTD

Realized gain (loss) on closed contracts  1,332.41  27,541.38

Change in unrealized gain (loss) on open accounts  -  -

Interest income

0.88

Total: Income  1,332.41  27,542.26

Expenses:

Brokerage commissions

7,409.61

19,230.22

Operating expenses  9,959.83  30,811.69

Incentive fee  (4.00)  2,919.31

Management fee  2,210.13  5,298.01

Continuing service fee

-

- Organizational & offering expenses

4,852.55

14,557.65

Total: Expenses   24,428.12  72,816.88

Net Income (Loss) - April 30, 2013

$

(23,095.71)   $

(45,274.62)

To the best of my knowledge and belief, the information contained in this account statement is accurate and complete.

Michael P. Pacult, President TriView Capital Management, Inc. General Partner/CPO

TriView Global Fund, LLC

Prepared without audit